RICHARD D. SURBER
                                Attorney at Law*
                               268 West 400 South
                                    Suite 300
                           Salt Lake City, Utah 84101
                            Telephone (801) 575-8073
                          *Admitted only in California



June 2, 2000

Learner's World
Mr. Sal Casaccio, President
369 Avenue U
Brooklyn, New York 12233

Dear Sal:

This letter confirms our understanding that I am to be issued shares of Learner's World, Inc. common stock with S-8 registration rights. These shares are issued to me, in lieu of cash, as payment for legal services provided with respect to the Section 12(g) filings of Learner's World, Inc. including amendments of the Forms 10-SB, 10-KSB and 10-QSB.

In order for me to accept securities as compensation, I must obtain informed, written consent from the Company. The purpose of this letter is to request informed, written consent to the receipt of such compensation.

Essentially, certain conflicts of interest may arise from my accepting an equity position in the Company for legal services. More specifically, the interests and objectives of one party may become inconsistent and incompatible with the interests and objectives of another party.

Attorneys are governed by specific rules regarding the representation of clients when present or potential conflicts of interest exist. Rules 3-310(A), (B), and
(C) and (E) of the Rules of Professional Conduct of the State Bar of California provide as follows

          "Rule 3-310 Avoiding Interests Adverse to a Client

         A. For purposes of this rule:
         ------------------------------

          1. 'Disclosure' means informing the client or former client of the relevant circumstances and of the actual and reasonably foreseeable adverse consequences to the client or former client;

          2. 'Informed written consent' means the client's or former client's written agreement to the representation following written disclosure;

          3.  'Written'  means any writing as defined in Evidence  Code  Section
          250.

B. A member shall not accept or continue representation of a client without providing written disclosure to the client where:

          1. The member has a legal, business, financial, professional, or personal relationship with a party or witness in the same matter; or

          2. The member knows or reasonably should know that:

          (a)  the  member   previously  had  a  legal,   business,   financial,
          professional, or personal relationship with a party or witness in the same matter; and

          (b) the previous relationship would substantially affect the member's representation; or

          3. The member has or had a legal, business, financial, professional, or personal relationship with another person or entity the member knows or reasonably should know would be affected substantially by resolution of the matter; or

          4. The member has or had a legal, business, financial, or professional interest in the subject matter of the representation.

C. A member shall not, without the informed written consent of each client:

          1. Accept representation of more than one client in a matter in which the interests of the clients potentially conflict; or

          2. Accept or continue representation of more than one client in a matter in which the interests of the clients actually conflict; or

          3. Represent a client in a matter and at the same time in a separate matter accept as a client a person or entity whose interest in the first matter is adverse to the client in the first matter.

D. A member shall not, without the informed written consent of the client or former client accept employment adverse to the client or former client where, by reason of the representation of the client or former client, the member has obtained confidential information material to the employment."

Because of possible conflicts of interest, I suggest that the Company carefully consider the implications of compensation in the form of common stock of the Company. Additionally, I recommend that the Company seek the advice of independent counsel should any questions arise regarding the existence of actual or potential conflicts of interest which may presently exist or which may arise.

Once the Company has fully considered such implications, if they so desire, they may consent to my accepting common stock as compensation by signing a copy of this letter acknowledging that (i) the Company has been advised of rules 3-310(A), (B), (C), and (E) and of the conflicts associated with the proposed arrangement, and (ii) nevertheless, the Company wants me to represent it and be compensated with common stock.

                                          Very truly yours,


                                            /s/ Richard Surber
                                          --------------------
                                          Richard Surber


                                     CONSENT

 Richard D. Surber has explained to the undersigned that there may exist present and conflicting interests in the above-described action and Mr. Surber has informed me of the possible consequences of these conflicts.

I understand that I have the right to seek independent counsel before signing this Consent or at any future time. The undersigned nevertheless desires representation by and payment of common stock to Richard D. Surber to the extent described above, and, therefore, consents and gives approval to such representation and payment.

 Dated: June 2, 2000

Learner's World, Inc.



By  /s/ Sal Casaccio
  ---------------------
Sal Casaccio, President and CEO